Exhibit 99.2
SEANERGY MARITIME CORP. COMPLETES INITIAL PUBLIC OFFERING
September 28, 2007 — Athens Greece — Seanergy Maritime Corp. (AMEX: SRG.U) announced today that it has closed its initial public offering of 22,000,000 units. The units were sold at an offering price of $10.00 per unit. Each unit issued in the initial public offering consists of one share of the Company’s common stock, $.0001 per value per share (the “Common Stock”) and one warrant to purchase one share of Common Stock. Prior to the consummation of the initial public offering, the Company consummated a private placement of 16,016,667 warrants at $0.90 per warrant to the executive officers of the Company. The warrants sold in the private placement are identical to those included in the units sold in the initial public offering.
The Company also announced today that the underwriters for its initial public offering exercised their over-allotment option as to an additional 1,100,000 units (which are identical to the units sold in the initial public offering) and purchased such units today. The initial public offering (including the sale of the 1,100,000 units subject to the underwriters’ over-allotment option) and the private placement generated gross proceeds in the aggregate amount of $245,415,000 of which $231,000,000 has been deposited into a trust account for the benefit of Seanergy Maritime Corp.’s public shareholders. Maxim Group LLC served as book-running manager of the offering.
A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission on September 24, 2007. This press release shall neither constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. The offering of these securities will be made only by means of a prospectus, a copy of which may be obtained from Maxim Group LLC, 405 Lexington Avenue, New York, New York, 10174, Telephone: (800) 724-0761.
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting the Company, the ability of Company to satisfy the conditions to completion of the business combination and those other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.
About Seanergy Maritime Corp.
Seanergy Maritime Corp. is a newly organized Business Combination Company™, or BCC™. A BCC™ is a blank check company formed for the purpose of acquiring,

through a merger, capital stock exchange, asset acquisition or other similar business combination, an unidentified operating business. We intend to focus on identifying one or more businesses or assets in the maritime shipping industry, but will not be limited to pursuing acquisition opportunities only within that industry. We do not have any specific merger, capital stock exchange, asset acquisition or other similar business combination under consideration and have not contacted any prospective target business or had any discussion, formal or otherwise, with respect to such a transaction.
For Further Information please contact:
Seanergy Maritime Corp.
Panos Zafet
CEO & Co-chairman of the Board
10, Amfitheas Avenue
17564 P. Faliro
Athens, Greece
Tel: 30 210 9406900
Fax: 30 210 9406933
Investor Relations / Financial Media:
Capital Link, Inc.
Paul Lampoutis
230 Park Avenue Suite 1536
New York, NY 10169
Tel. (212) 661-7566
E-mail: seanergy@capitallink.com